Exhibit (a)(6)

                         FORM OF ARTICLES SUPPLEMENTARY

                         PILGRIM GNMA INCOME FUND, INC.


     Pilgrim GNMA Income Fund, Inc., a Maryland corporation (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: The Corporation is authorized to issue one billion (1,000,000,000) shares of common stock, one cent ($0.01) par value per share, all of which have been previously classified as follows: eight hundred million (800,000,000) shares of Pilgrim GNMA Income Fund, Inc. Class A Common Stock, one hundred million (100,000,000) shares of Pilgrim GNMA Income Fund, Inc. Class B Common Stock, fifty million (50,000,000) shares of Pilgrim GNMA Income Fund, Inc. Class C Common Stock, and fifty million (50,000,000) shares of Pilgrim GNMA Income Fund, Inc. Class Q Common Stock. These Articles Supplementary do not increase the total authorized capital stock of the Corporation or the aggregate par value thereof.

     SECOND: The Board of Directors hereby redesignates twenty million (20,000,000) authorized but unissued shares of Pilgrim GNMA Income Fund, Inc. Class A Common Stock as follows: ten million (10,000,000) shares of Pilgrim GNMA Income Fund, Inc. Class M Common Stock and ten million (10,000,000) shares of Pilgrim GNMA Income Fund, Inc. Class T Common Stock.

     THIRD: The shares of Pilgrim GNMA Income Fund, Inc. Class T Common Stock and Pilgrim GNMA Income Fund, Inc. Class M Common Stock of the Corporation classified hereby shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as currently set forth in Article FOURTH of the charter of the Corporation and those set forth as follows:

          (a) At such times as may be determined by the Board of Directors (or with the authorization of the Board of Directors, the officers of the Corporation) in accordance with the Investment Company Act of 1940, as amended, and applicable rules and regulations of the National Association of Securities Dealers, Inc. and reflected in the registration statement of the Corporation, current as of the time such shares are issued, shares of Class T Common Stock or Class M Common Stock of the Corporation may be automatically converted into shares of another class of capital stock of the Corporation based on the relative net asset value of such classes at the time of conversion, subject, however, to any conditions of conversion that may be imposed by the Board of Directors (or with the authorization of the Board of Directors, the officers of the Corporation) and reflected in such current registration statement relating to the Corporation as aforesaid.

     FOURTH: The Board of Directors of the Corporation has classified and designated the shares described above pursuant to authority contained in the Corporation's charter.

     The undersigned Senior Vice President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and states that to the best of his knowledge, information and belief, the matters and facts set forth in these Articles with respect to authorization and approval are true in all material respects and that this statement is made under penalties of perjury.

     IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed and filed in its name and on its behalf by its Senior Vice President, and witnessed by its Secretary on January __, 2001.


                                   PILGRIM GNMA INCOME FUND, INC.



                                   By:
                                       --------------------------------
                                       By: Michael J. Roland
                                           Senior Vice President


ATTEST:



--------------------------------
By: James M. Hennessy
    Senior Executive Vice
    President & Secretary

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